99.3 Press Release of BioAdaptives, Inc dated September 24, 2019

BIOADAPTIVES, INC  announces TizHemp, a new Hemp-product Division & appointment of new CFO

Las Vegas Nevada, September 24, 2019 (Globe Newswire) – via Newmediawire – Bioadaptives, Inc. (OTC BB: BDPT) announced the Company’s formation of TizHemp, a new operating division to concentrate efforts on wellness- related hemp-based products, and the appointment of Mr. Ron Lambrecht as the Company’s new Chief Financial Officer, reporting to the CEO, President, and Board, effective 1 October, 2019.

Dr. Jacobs, Director and CEO said, “ We are very pleased to be organizing our Company to become a significant participant in the relatively-new and explosive hemp products industry. Our new Hemp Products Division will focus its attention on the development, testing, production, and distribution of hemp-based health and wellness products for human and animal application.  We fully support the perceived health benefits of hemp, and, as such, believe this expansion to be a natural complement to our Company’s core product plans, and a key contributor to future bottom-line performance of the Company.  Initial products promoting health and wellness, including topicals, nutritional powder and tea, will be available for sale beginning October of this year.”

Mr. Robert Ellis, President stated, “We are pleased to announce the addition of Mr. Ron Lambrecht as our new Chief Financial Officer.  Mr. Lambrecht is a Western Montana CPA, and a very successful businessman.  We look forward to his participation in the financial management of the Company as we expand.”  For the past 25 years Mr. Lambrecht has operated a financial services business in addition to facilitating a number of technology acquisitions and joint venture transactions.

About BioAdaptives, Inc.

BioAdaptives, Inc. is a fully-reporting, public company trading on the OTC Bulletin Board under the symbol BDPT. The company is engaged in research, development, and marketing of science-based nutraceutical products for human and animal consumption.

SAFE HARBOR ACT

Forward-Looking Statements: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of BioAdaptives, Inc. and its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond BioAdaptives, Inc.'s ability to control, and actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in BioAdaptives, Inc.'s filings with the Securities and Exchange Commission.

Ticker: OTCBB:BDPT / OTC:BDPT / OP: BDPT